Exhibit 4.4

INTERCREDITOR AND SUBORDINATION AGREEMENT

This Intercreditor and Subordination Agreement effective as of the 5th day of March, 2008, (this “Subordination Agreement”) is entered into among  BAXL Technologies, Inc., a Delaware corporation (“Debtor”), and (i) each entity identified on the signature pages hereof which is a holder of the Debtor’s 10% Amended and Restated Senior Bridge Notes (each, in such capacity, an “Existing Secured Party”, and collectively, the “Existing Secured Parties”), and (ii) each entity identified on the signature pages hereof which is a holder of the Company’s 9% Senior Secured Convertible Promissory Notes (each, in such capacity, a “New Secured Party”, and collectively, the “New Secured Parties”). The Existing Secured Parties and the New Secured Parties are herein individually referred to as a “Secured Party” and collectively referred to as the “Secured Parties.”

INTRODUCTION

Debtor issued to the Existing Secured Parties between October 12, 2005 and July 19, 2006, 10% Senior Bridge Conversion Notes in the aggregate principal amount of $2,500,000.  On August 10, 2006, each of such 10% Senior Bridge Conversion Notes were amended and restated as of its respective original date of issuance as 10% Amended and Restated Senior Bridge Notes in the aggregated principal amount of $2,500,000 due January 1, 2009 (individually an “Existing Note” and collectively, the “Existing Notes”).  The Existing Notes are secured by an Amended and Restated Security Agreement with the Existing Secured Parties (the “Existing Security Agreement”).

From time to time following the date hereof, Debtor will issue 9% Senior Convertible Promissory Notes in an aggregate principal amount of up to $4,000,000 with a due date as defined therein (individually a “New Bridge Note” and collectively the “New Bridge Notes” and, together with the Existing Notes, the “Notes”).  In connection therewith, the New Secured Parties and the Debtor will enter into a Security Agreement (the “New Security Agreement” and, together with the Existing Security Agreement, the “Security Agreements”) the parties hereto desire to enter into this Intercreditor and Subordination Agreement to provide for, among other things, the subordination of the principal and accrued interest (including post-default interest) on the Existing Notes to the New Notes and to further provide for the intercreditor relationship among the Secured Parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Intercreditor Agreements.  The New Notes are being issued in the aggregate principal amount of up to $4,000,000 on or following the date hereof and each New Note does and will contain the same terms and conditions.  Notwithstanding Section 1 of each of the Existing Notes, the indebtedness evidenced by each of the Existing Notes shall be subordinated to the indebtedness evidenced by each of the New Notes and the New Notes shall be senior in right of payment to any and all other indebtedness of Debtor (including but not limited to the Existing Notes). Upon the repayment or conversion of the New Notes in accordance with the terms thereof, the Existing Notes will remain outstanding and shall be senior in right of payment to any and all indebtedness of Debtor.

Section 2.  Subordination of the Existing Notes. The Existing Secured Parties hereby consent to Debtor issuing the New Notes and granting to the New Secured Parties a security interest in the Collateral (as defined in the Security Agreements). All obligations for the payment of principal and accrued interest (including post-default interest) on the Existing Notes and any other obligations with respect to the Existing Notes or under the Existing Security Agreement (the “Subordinated Obligations”) are  hereby  subordinated and subject to any and all obligations for the payment of the principal and accrued interest (including post-default interest) on the New Notes (the “Senior Obligations”). This Section 2 constitutes a continuing irrevocable subordination agreement which shall remain effective until (i) all of the Senior Obligations on the New Notes have been repaid in full, or (ii) all outstanding New Notes have been converted in their entirety to equity securities and all accrued and unpaid interest on the New Notes have been paid in full.

Section 3.  Secured Party Obligations.  So long as any of the Senior Obligations remain unpaid, in whole or in part, each Existing Secured Party agrees: (i) not to collect, or to receive payment upon, by setoff or in any other manner, all or any portion of the Subordinated Obligations; (ii) not to sell, assign, transfer, pledge, or give a security interest in the Subordinated Obligations (except expressly pursuant to the Existing Security Agreement); (iii) not to enforce or apply, or take any steps to  enforce or apply, any security,  including  any of the Collateral, now or hereafter existing, for the Subordinated Obligations; (iv) not to  commence, prosecute  or  participate  in any  administrative,  legal or equitable action against Debtor or in any  administrative,  legal or equitable action  regarding the Subordinated Obligations that might adversely  affect Debtor; (v)  not to join in any  petition  for  bankruptcy, assignment for the benefit of creditors,  or creditors'  agreement  based on the Subordinated  Obligations; and (vi) except for the liens  granted by the Security Agreements, not to take any lien or security on any of Debtor’s property, real or personal to secure the Subordinated Obligations.

Section 4. Priority of Payment. All of the Senior Obligations now or hereafter existing shall be first paid by Debtor before any payment shall be made by Debtor on the Subordinated Obligations.  This priority of payment shall apply at all times until all of the Senior Obligations have been repaid in full or converted to equity securities, and in the event of any assignment by Debtor for the benefit of the Debtor’s creditors, of any bankruptcy proceedings instituted by or against Debtor, of the appointment of any receiver for Debtor or Debtor’s business or assets,  or of any dissolution or other winding up of the affairs of Debtor or of Debtor's  business, the officers of Debtor and any  assignee, trustee in  bankruptcy, receiver, and other person or persons in charge, are hereby directed to pay to the New Secured Parties the full amount of the  Senior Obligations  before  making  any  payments on the Subordinated Obligations.

Section 5. Application of Proceeds Under the Security Agreements. Notwithstanding anything to the contrary contained in the Security Agreements, the Secured Parties agree that all proceeds realized from the Collateral under the Security Agreements shall be applied as follows:

(i)

first, to all obligations to the New Secured Parties for principal and accrued interest (including post-default interest) under the New Notes on a pari passu basis;

(ii)

second, to other now existing or hereafter arising obligations under the New Notes and the New Security Agreement, on a pari passu basis, including any extensions, modifications, substitutions, amendments and renewals of such obligations, whether for fees, expenses, indemnification, or otherwise in connection therewith;

(iii)

third, to all obligations to the Existing Secured Parties for principal and accrued interest (including post-default interest) under the Existing Notes on a pari passu basis; and

(iv)

fourth, to other now existing or hereafter arising obligations under the Existing Notes and the Existing Security Agreement, on a pari passu basis, including any extensions, modifications, substitutions, amendments and renewals of such obligations, whether for fees, expenses, indemnification, or otherwise in connection therewith.

Section 6.  Miscellaneous.

The Agent

(a)

Appointment.  Notwithstanding anything contained herein to the contrary, each Secured Party hereby irrevocably designates and appoints Edward H. Arnold (“Arnold”) and Barry Rubenstein, the representative of Wheatley Partners III, LLC, the general partner of Wheatley Partners III, LP,   (“Wheatley”, and together with Arnold, the “Agent”) as the Agent of such Secured Party under the Security Agreements and this Intercreditor and Subordination Agreement and each such Secured Party hereby irrevocably authorizes Arnold and Wheatley, collectively, as the Agent for such Secured Party, to take such action on its behalf as the Agent deems necessary or appropriate to enforce the rights of the Secured Parties under the provisions of the Security Agreements and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms hereof, together with such other powers as are reasonably incidental thereto.  Agent agrees to perform its duties and responsibilities in accordance with what it reasonably believes to be in the collective best interests of the Secured Parties, provided that each Secured Party agrees that the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Security Agreements or the Subordination Agreement or otherwise exist against the Agent.

(b)

Exculpatory Provisions.  Neither of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be liable for any action lawfully taken or omitted to be taken by it or such person under or in connection herewith (except for its own gross negligence or willful misconduct).  The Agent shall not be under any liability or responsibility whatsoever, as Agent, to any person as a consequence of any failure or delay in performance, or any breach, by any Secured Party of any of its obligations under the Security Agreements or this Intercreditor and Subordination Agreement.

(c)

Reliance by Agent.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, opinion, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including, without limitation, counsel to any Secured Party or the Debtor), independent accountants and other experts selected by the Agent.  The Agent may treat each Secured Party as the holder of all of the interests of such Secured Party in the Notes and the Security Agreements until written notice of transfer, signed by such Secured Party in form and substance satisfactory to the Agent, shall have been filed with the Agent.  The Agent shall not be under any duty to examine or pass upon the validity, effectiveness or genuineness of the Notes or any instrument, document or communication furnished pursuant thereto or in connection therewith, and the Agent shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.  The Agent shall be fully justified in failing or refusing to take any action under the Security Agreements or this Intercreditor and Subordination Agreement unless it shall first receive such advice or concurrence of the Secured Party as it deems appropriate.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with a request or direction of the Secured Party, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon the Secured Party and all future holders of the Notes.

(d)

Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any default or Event of Default (as defined in the Security Agreements) unless the (i) Agent has received written notice thereof from a Secured Party or the Debtor, or (ii) the Agent shall have actual knowledge of such occurrence.  Upon a default or Event of Default of which the Agent has knowledge or notice, the Agent may take such action, or refrain from taking such action, with respect to such default or Event of Default as it shall deem to be in the best interests of the Secured Parties, in the Agent’s sole discretion.

(e)

Indemnification.  Each Secured Party agrees to indemnify and reimburse the Agent in its capacity as such (to the extent not promptly reimbursed by the Debtor), pro rata according to the proportion of the aggregate outstanding principal balance of its Notes to the aggregate outstanding principal balance of all Notes, from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever including, without limitation, any amounts paid to the Secured Party (through the Agent) by the Debtor pursuant to the terms of the Notes, that are subsequently rescinded or avoided, or must otherwise be restored or returned) which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Notes, the

Security Agreements, this Intercreditor and Subordination Agreement or any other documents contemplated by or referred to therein or the transactions contemplated thereby or any action taken or omitted to be taken by the Agent under or in connection with any of the foregoing; provided, however, that no Secured Party shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the gross negligence or willful misconduct of the Agent.  The agreements in this Section shall survive the payment of all amounts payable under the Notes.

(f)

Co-Agency.  Any actions authorized or within the powers or rights conferred upon the Agent by this agreement shall require the consent of each of Arnold and Wheatley in order for such action to be valid and binding.

(g)

Severability.   If any provision of this Subordination Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Debtor and the Secured Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Intercreditor and Subordination Agreement shall remain in full force and effect.

(h)

Binding Effect and Assignment.   This Intercreditor and Subordination Agreement shall be binding upon and inure to the benefit of Debtor and Secured Parties and their respective permitted successors and assigns; but neither this Subordination Agreement nor any of the rights, benefits or obligations thereunder shall be assigned, by operation of law or otherwise, by Debtor without the prior written consent of a majority in interest of the Secured Parties.  Nothing in this Intercreditor and Subordination Agreement express or implied, is intended to confer upon any person or entity other than Debtor and Secured Parties and their respective permitted successors and assigns, any rights, benefits or obligations thereunder.

(i)

Section Captions.  Section captions used in this Intercreditor and Subordination Agreement are for convenience of reference only, and shall not affect the construction of this Subordination Agreement.

(j)

Notices.  Any notice hereunder shall be in writing, and if given by hand delivery, telegram, telefax, or telex, shall be deemed to have been given when sent and, if mailed, shall be deemed to have been given three (3) business days after the date when sent, if sent by registered or certified mail, postage prepaid, and addressed as follows (or such other address for which all parties listed below have been notified):

If to Debtor:

BAXL Technologies, Inc.

Attn: Gus Bottazzi, CEO

6 Berkshire Boulevard

Bethel, Connecticut 06801

Telecopier: (203) 730-1797

If to the Secured Parties:

To the address provided on the signature page to this Subordination Agreement.

(k)

Governing Law.  The provisions of this Subordination Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(l)

No Oral Agreements.  This Subordination Agreement, in conjunction with the Notes and Security Agreements, represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

IN WITNESS WHEREOF, the parties duly executed and delivered this Security Agreement as of the date first written above.

DEBTOR:

BAXL TECHNOLOGIES, INC.

By:	/s/ Gus Bottazzi
Gus Bottazzi Chief Executive Officer

EXISTING SECURED PARTIES:

GUS BOTTAZZI

By:	/s/ Gus Bottazzi
Gus Bottazzi 22 Ocean View Drive Stamford, CT 06902

EDWARD H. ARNOLD

By:	/s/ Edward H. Arnold
Edward H. Arnold 815 Tudor Lane Lebanon, PA 17042

DANIEL OCH

By:	/s/ Daniel Och
Daniel Och c/o Oz Capital 9 West 57th Street 39th Floor New York, NY 10019

TW8701 OPPORTUNITY FUND

By:	/s/ TW8701 Opportunity Fund
c/o James Palmer Legend Merchant Group 201 Mission St. 2nd Floor San Francisco, CA 94105

MICHAEL JACOBSEN

By:	/s/ Michael Jacobsen
Michael Jacobsen 1474 Edgewood Dr. Palo Alto, CA 94301

WHEATLEY PARTNERS, L.P.

By:	/s/ Wheatley Partners, L.P.
80 Cuttermill Road Suite 302 Great Neck, NY 11021

WHEATLEY PARTNERS II, L.P.

By:	/s/ Wheatley Partners II, L.P.
80 Cuttermill Road Suite 302 Great Neck, NY 11021

WHEATLEY PARTNERS III, L.P.

By:	/s/ Wheatley Partners III, L.P.
80 Cuttermill Road Suite 302 Great Neck, NY 11021

WHEATLEY FOREIGN PARTNERS, L.P.

By:	/s/ Wheatley Foreign Partners, L.P.
80 Cuttermill Road Suite 302 Great Neck, NY 11021

WHEATLEY FOREIGN PARTNERS III, L.P.

By:	/s/ Wheatley Foreign Partners III, L.P.
80 Cuttermill Road Suite 302 Great Neck, NY 11021

WHEATLEY ASSOCIATES III, L.P.

By:	/s/ Wheatley Associates III, L.P.
80 Cuttermill Road Suite 302 Great Neck, NY 11021

JOHN I. ROSE

By:	/s/ John I. Rose
John I. Rose 100 Warwick Road Bronxville, NY 10708

NEW SECURED PARTIES: